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                                                                  Execution Copy

                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 4, 2004, is by and between IASIS Healthcare Corporation, a Delaware corporation (the "Company"), and David R. White (the "Executive").

      WHEREAS, after giving effect to the transactions (the "Transactions") contemplated in the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, IASIS Investment LLC (the "Purchaser") and Titan Acquisition Corporation, the Company will become a wholly-owned subsidiary of Purchaser;

      WHEREAS, the Executive has served as Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer of the Company pursuant to an Employment Agreement with the Company, dated February 7, 2001 (the "Original Employment Agreement");

      WHEREAS, the Executive has experience beneficial to the Company's operations, management and business development of acute care hospitals, outpatient facilities and ancillary medical services (the "Business");

      WHEREAS, upon and subject to the consummation of the Transactions, the Company desires that the Executive continue to serve as Chairman of the Board and Chief Executive Officer of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

      WHEREAS, subject to, and effective as of immediately prior to the consummation of the Transactions, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company and desire that this Agreement shall supercede the Original Employment Agreement.

      NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

      1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

      2.    Term.

            (a) Subject to termination pursuant to Section 10 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence subject to, and effective as of, the Effective Time (as defined in the Merger Agreement) (the "Effective Date"), and terminate on the fifth anniversary thereof. As of the time this Agreement becomes effective, which shall be immediately prior to and subject to the Effective Time, the parties acknowledge that the Original Employment Agreement and all liabilities thereunder shall immediately terminate.

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            (b)   Commencing on the fourth anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for a period of one (1) additional year following the expiration of the otherwise applicable Term unless, not later than ninety (90) days prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

      3. Position; Location. During the Term, the Executive shall serve as Chairman of the Board ("Chairman"), Chief Executive Officer of the Company and a member of the compensation committee (or similar committee) of the Board (the "Compensation Committee") (for so long as such Compensation Committee service is permissible under any applicable laws and regulations, including any listing standards of any securities exchange on which the Company's securities are listed), supervising the conduct of the business and affairs of the Company and performing such other duties as the Board shall determine, which duties shall not be materially inconsistent with the duties to be performed by executives holding similar offices in similarly-sized healthcare corporations. However, upon an initial public offering of the Company's common shares ("IPO"), the Board may determine that the Executive shall no longer serve as Chairman but shall continue to serve as a director of the Board. The Executive shall report directly to the Board. The Company agrees to nominate the Executive for a position on the Board at each election of directors held during the Term, and the Executive agrees to serve, without any additional compensation (other than customary director fees paid or benefits conferred as and to the extent paid to or conferred on members of the board of directors who are members of management or designees of substantial stockholders of the Company), as a director on the Board and the board of directors of any subsidiary of the Company, and/or in one or more chief executive officer positions with any subsidiary of the Company. The parties acknowledge and agree that during the Term (i) the Executive's principal office will not be moved to a location more than 20 miles from Metropolitan Nashville and Davidson County, Tennessee without his approval and
(ii) the Company shall maintain, in the organizational documents thereof, indemnification provisions providing for the maximum indemnification permitted by applicable law of the Executive by the Company for actions taken in his capacity as an officer, director or employee thereof.

      4. Duties. During the Term, the Executive shall devote substantially all of his time and attention during normal business hours to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve as a director of other entities, provided that such entities do not directly compete with the Company in any material respect; and provided, further, that the Executive may serve as a director of no more than three for profit entities at any time.

      5.    Salary and Bonus.

            (a) During the Term, the Company shall pay to the Executive a base salary at the rate of $700,000 per year. Commencing on or before the first anniversary of the Effective Date, the Board shall review the base salary annually and may increase such amount from time to time as it may deem advisable (such salary, as the same may be increased, the "Base Salary"). The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.

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            (b)   For the Company's fiscal year ending September 30, 2004, and for each fiscal year thereafter during the Term, the Executive shall be eligible to receive an annual cash target bonus (the "Bonus") of 100% of Base Salary (the "Target") with a maximum annual bonus of two hundred percent (200%) of the Base Salary, subject to the terms of the Company's executive bonus plan (the "Bonus Plan") and subject to the satisfaction of certain performance objectives to be determined by the Board (or a committee thereof) after consultation with the Executive, or, to the extent more favorable to the Executive, other incentive compensation plan established by the Board for the Company's senior executive officers, as either of the same may be amended from time to time (provided that no such amendment or alternative plan shall materially diminish the Target and maximum bonus opportunity described above). For the 2004 fiscal year, the Bonus shall be administered in accordance with the Company's Bonus Plan in effect immediately prior to the Effective Time with the performance objectives set forth in Annex 1. For fiscal years 2004 and 2005 the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), for purposes of determining whether the Bonus Plan performance objectives are achieved, shall be calculated in a manner that is consistent with past practices and without any deduction for costs incurred by the Company in connection with the Transaction, including any non-cash compensation expense incurred as a result of or in connection with the Transaction. With respect to the 2005 fiscal year, the Executive will receive a bonus of 20%, 100% or 200% of his Base Salary, respectively, if 95%, 100% or 105% of the Company's budgeted EBITDA for fiscal year 2005, respectively, is achieved. If the Company's EBITDA is between 95% and 105% of budgeted EBITDA for such year, the bonus will be calculated based on straight-line interpolation. For the 2006 fiscal year and thereafter the Bonus Plan will be administered by the Compensation Committee, and while Target and maximum bonus levels will remain the same as described above, the performance objectives will be set by the Compensation Committee after consultation with the Executive. For purposes of this Agreement, the 2004 fiscal year shall mean the twelve-month period ending September 30, 2004.

      6. Stock Options. Upon the Effective Time, certain stock options held by Executive in the Company shall be converted into options to purchase shares of common and preferred stock in the Company and the letter evidencing the rollover option attached hereto as Exhibit A (the "Rollover Option") shall be delivered to and executed by the Executive at the same time as this Agreement reflecting the terms and conditions of such converted options. Upon the Effective Time, (i) the Company shall adopt the IASIS Healthcare Corporation 2004 Stock Option Plan, attached hereto as Exhibit B (the "2004 Stock Option Plan"), (ii) Executive shall be issued options to acquire 2% of total outstanding shares of the Company's primary common stock immediately after the Effective Time, determined without regard to any options to acquire the company's common stock, (the "New Option") pursuant to the 2004 Stock Option Plan by delivery to and execution by the Executive and delivery to and execution by the Company of the Stock Option Agreement attached hereto as Exhibit C and
(iii) Executive shall execute and deliver to the Company and the Company shall execute and deliver to the Executive the Stockholders Agreement attached hereto as Exhibit D. Thereafter during the Term, the Executive shall be eligible to participate in the 2004 Stock Option Plan or, to the extent more favorable to the Executive, other equity plans established by the Board for the Company's senior executive officers, as the same may be amended from time to time (provided that no such amendment shall materially diminish the benefits already granted to Executive hereunder or thereunder), as and to the extent other senior executive officers are eligible to participate in such equity plans.

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      7.    Vacation, Holidays and Sick Leave. During the Term, the Executive
shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers; provided that the Executive shall during each year of the Term be entitled to at least six (6) weeks of such vacation, which shall not accrue from year to year.

      8. Business Expenses. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation in accordance with the Company's normal expense reimbursement policies.

      9. Other Benefits. During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements available to senior executive officers of the Company generally.

      10. Termination of Agreement. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.

            (a) By Mutual Consent. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

            (b) Death. The Executive's employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 10(h) hereof), (ii) an amount equal to one hundred percent (100%) of the Executive's Base Salary at the then-current rate of Base Salary and (iii) to the extent applicable, an amount equal to the pro rata bonus (the "Pro Rata Bonus") determined by comparing the Company's actual aggregate EBITDA for the period beginning on the first day of the fiscal year during which the Date of Termination occurs and ending on the last day of the month in which the Date of Termination occurs, (such period, the "Bonus Measuring Period") with the aggregate budgeted EBITDA as reflected in the monthly budgets prepared by the Company and accepted by the Board with respect to such period. The Pro Rata Bonus shall be in an amount equal to the product of
(I) a fraction, the numerator of which equals the number of months in the Bonus Measuring Period and the denominator of which equals twelve and (II) the bonus set forth in the Bonus Plan for the fiscal year in which the Date of Termination occurs, treating the Bonus Measuring Period as if it was the full fiscal year for purposes of determining the Executive's bonus percentage. The parties acknowledge that Annex 2 sets forth certain examples of the calculation of the Pro Rata Bonus. In the event that the Executive's spouse or heirs are entitled to receive a payment with respect to the Pro Rata Bonus, they shall also be entitled to an additional severance amount equal to one hundred percent (100%) of the Pro Rata Bonus. All of the payments required to be paid pursuant to this paragraph 10(b) shall be paid to the Executive's spouse or heirs no later than ten (10) days following the Date of Termination; provided, however, that any Pro Rata Bonus and any additional severance amount related thereto shall be paid to the Executive's spouse or heirs no

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later than five (5) days following the determination of the amount of such payments, if any. The Company will also provide the Executive's eligible dependents continued health and medical benefits as contemplated by Section 9 hereof through the date one (1) year after the Date of Termination; the Company may satisfy this obligation by paying such dependents' health and medical continuation coverage ("COBRA") premium payments (with the dependents paying the portion of such COBRA payments that Executive was required to pay with respect to such dependents prior to the Date of Termination). Additionally, in the event the Executive's employment is terminated pursuant to this Section 10(b), all of the Executive's options to purchase shares of capital stock of the Company (including the New Option) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive's employment is terminated pursuant to this Section 10(b), all of the Executive's options to purchase capital stock of the Company which are vested as of the Date of Termination (other than the Rollover Option) or become vested pursuant to the immediately preceding sentence may be exercised by the Executive's spouse or heirs within one (1) year following the Date of Termination and shall then terminate; provided, however, that in the event the Executive's spouse or heirs are entitled to receive a payment with respect to the Pro Rata Bonus, all of such vested options may be exercised by the Executive's spouse or heirs within two (2) years following the Date of Termination and shall then terminate.

            (c) Disability. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that (i) the Executive becomes unable to perform his duties as set forth in Section 3 by reason of physical or mental illness or accident for any six (6) consecutive month period or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event the Executive's employment is terminated pursuant to this Section 10(c), the Executive shall be entitled to receive (A) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (B) an amount equal to one hundred percent (100%) of the Executive's Base Salary at the then-current rate of Base Salary; provided, however, that in the event the Date of Termination is the date of delivery of the last physician's opinion referred to in Section 10(c)(ii), the payment with respect to Base Salary, together with all Base Salary paid to the Executive following the first date that Executive was unable to perform his duties set forth in Section 3, shall equal one hundred and fifty percent (150%) of Executive's Base Salary and; provided, further, that amounts payable to the Executive under this Section 10(c) shall be reduced by the proceeds of any short or long-term disability payments to which the Executive may be entitled during such period under policies maintained at the expense of the Company as and to the extent such disability payments compensate the insured for lost wages resulting from the disability, and (C) to the extent applicable, an amount equal to the Pro Rata Bonus. In the event that the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, he shall also be entitled to an additional severance amount equal to one hundred percent (100%) of the Pro Rata Bonus. All of the payments required to be paid pursuant to this Section 10(c) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided, however, that any Pro Rata Bonus and any additional severance amount related thereto shall be paid to the Executive no later than five (5) days following the determination of the amount of such payments, if any. The Company will also provide the

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Executive and his eligible dependents continued health and medical benefits as contemplated by Section 9 hereof through the date one (1) year after the Date of Termination (provided, however, that in the event that the Date of Termination is the date of delivery of the last physician's opinion referred to in Section 10(c)(ii), the Company will provide such health and medical benefits through the date that is eighteen (18) months following the first date that Executive was unable to perform his duties as set forth in Section 3); the Company may satisfy this obligation by paying COBRA premium payments with respect to Executive and his eligible dependents (with the Executive paying the portion of such COBRA payments that Executive was required to pay prior to the Date of Termination). Additionally, in the event the Executive's employment is terminated pursuant to this Section 10(c), all of the Executive's options to purchase shares of capital stock of the Company (including the New Option) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive's employment is terminated pursuant to this Section 10(c), all of the Executive's options to purchase capital stock of the Company which are vested as of the Date of Termination (other than the Rollover Option) or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within one (1) year following the Date of Termination and shall then terminate; provided, however, that in the event that the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, all of such vested options may be exercised by the Executive within two (2) years following the Date of Termination and shall then terminate.

            (d) By the Company for Cause. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination): (i) the Executive commits any act of gross negligence, fraud or willful misconduct causing material harm to the Company, (ii) the conviction of the Executive of a felony that would reasonably be expected by the Board to adversely affect the Company or its reputation, (iii) the Executive intentionally obtains material personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company, unless the Executive shall have obtained the prior written consent of the Board, or (iv) any material breach of the Executive of this Agreement, including, without limitation, a material breach of Section 14 hereof, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the breach. In the event the Executive's employment is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.

            (e) By the Company Without Cause. The Executive's employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive's employment is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) an amount equal to two hundred percent (200%) of the Executive's Base Salary at the then-current rate of Base Salary, (iii) to the extent applicable, an amount equal to the Pro Rata Bonus, (iv) in the event that the Executive is entitled to receive a payment with

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respect to the Pro Rata Bonus, a severance amount equal to two hundred percent
(200%) of the Pro Rata Bonus and (v) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to Section 9 above through the date two (2) years after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses (ii), (iv) and (v) above are hereafter referred to as the "Section 10(e) Severance Amount." All of the amounts described in clauses (i) and (iii) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided that any amount payable under clause (iii) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(e) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and (y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(e) (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive's obligations pursuant to
Section 14 hereof and (III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(e) Severance Amount upon any breach of such agreement; provided, however, that any Section 10(e) Severance Amount payable pursuant to Section 10(e)(iv) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payments, if any. Additionally, in the event that the Executive's employment is terminated pursuant to this Section 10(e), all of the Executive's options to purchase shares of capital stock of the Company (including the New Option) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive's employment is terminated pursuant to this Section 10(e), all of the Executive's options to purchase capital stock of the Company that are vested as of the Date of Termination (other than the Rollover Option) or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within one (1) year following the Executive's Date of Termination and shall then terminate; provided, however, that in the event the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, all of such vested options may be exercised by the Executive within two (2) years following the Date of Termination and shall then terminate.

            (f) By the Executive for Good Reason. The Executive's employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation ("Notice of Resignation") delivered within twelve (12) months after the occurrence of any of the following events (each of which shall constitute "Good Reason" for resignation): (i) the one-year anniversary of the date of any Change of Control (as defined below) unless the acquirer is in the healthcare facilities business, in which case the one-year anniversary shall be reduced to six months after the date of the Change in Control, (ii) the removal of the Executive from or the failure to elect or re-elect the Executive to the position of Chairman (other than a removal or failure to elect Executive as Chairman after an IPO) and Chief Executive Officer of the Company, provided that the appointment of a non-executive chairman following a Transaction (as defined in the Option Grant Agreement attached hereto as Exhibit C) or a

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Change in Control shall not constitute grounds for Good Reason hereunder (iii)
the removal of the Executive from or the failure to elect or re-elect the Executive to the Board, (iv) any material reduction by the Company of the Executive's duties or responsibilities (other than his duties or responsibilities as Chairman after an IPO and other than his service on the Compensation Committee to the extent not permissible as described in Section 3) or the assignment to the Executive of duties materially inconsistent with such position or (v) any breach by the Company of this Agreement (including the provisions of Section 3), which breach remains uncorrected for a period of fifteen (15) days after receipt by the Company of written notice from the Executive. In the event that the Executive resigns for Good Reason pursuant to this Section 10(f), the Executive shall be entitled to receive, (A) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (B) an amount equal to two hundred percent (200%) of the Executive's Base Salary at the then-current rate of Base Salary,
(C) to the extent applicable, an amount equal to the Pro Rata Bonus, (D) in the event that the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, a severance amount equal to two hundred percent (200%) of the Pro Rata Bonus and (E) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to
Section 9 above through the date two (2) years after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses B, D and E above are hereafter referred to as the "Section 10(f) Severance Amount." All of the amounts described in clauses (A) and (C) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided that any amount payable under clause (C) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(f) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and (y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(f) (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive's obligations pursuant to Section 14 hereof and
(III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(f) Severance Amount upon any breach of such agreement; provided, however, that any Section 10(f) Severance Amount payable under Section 10(f)(D) shall be paid to the Executive no later than five
(5) days following the determination of the amount of such payments, if any. Additionally, in the event that the Executive's employment is terminated pursuant to this Section 10(f) other than in the case of a Change in Control, all of the Executive's options to purchase shares of capital stock of the Company (including the New Option) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive's employment is terminated pursuant to this Section 10(f), all of the Executive's options to purchase capital stock of the Company that are vested as of the applicable Date of Termination (other than the Rollover Option) or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within one (1) year following the Executive's Date of Termination and shall then terminate; provided, however, that in the event the Executive is entitled to receive a payment

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with respect to the Pro Rata Bonus, all of such vested options may be exercised by the Executive within two (2) years following the Date of Termination and shall then terminate.

                  For purposes of this Agreement, a "Change in Control" shall mean any transactions or series of related transactions pursuant to which any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended from time to time (the "Exchange Act")) or "group" of Persons (as defined in Section 13(d) of the Exchange Act), (other than TPG Partners IV, LP and the other parties to the operating agreement of IASIS Investment LLC, a Delaware limited liability company, on the Effective Time or their respective affiliates), in the aggregate, directly or indirectly, acquires beneficially or of record, (i) equity of a Designated Person, as hereinafter defined, possessing the voting power to elect a majority of the Designated Person's governing body (whether by merger, consolidation, reorganization, combination, sale or transfer of equity, stockholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of a Designated Person's assets. For purposes of this Agreement, Designated Person shall mean IASIS Investment LLC and the Company. Notwithstanding the foregoing, in no event will a Change in Control occur as a result of the initial public offering of the Company's shares of common stock or any secondary offering to the public.

            (g) By the Executive Without Good Reason or Executive's Failure to Extend Term. The Executive's employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company or by the Executive providing notice to the Company of his intent not to extend the Term for any additional period as provided in Section 2(b). In the event that the Executive's employment is terminated pursuant to this Section 10(g), the Executive shall receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.

            (h) Date of Termination. The Executive's Date of Termination shall be (i) if the Executive's employment is terminated pursuant to Section 10(b), the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 10(c), the last day of the six-month period referred to in Section 10(c)(i) or the date of delivery of the last physician's opinion referred to in
Section 10(c)(ii), as the case may be, (iii) if the Executive's employment is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given, (iv) if the Executive's employment is terminated pursuant to Section 10(e), sixty (60) days after the date the Notice of Termination is given; provided, however, that the Company may waive such notice in the event of a termination pursuant to Section 10(e) in which event, the Executive's Date of Termination shall be five (5) days after the Notice of Termination, (v) if the Executive's employment is terminated pursuant to Section 10(f), five (5) days after the date the Notice of Resignation is given, (vi) if the Executive's employment is terminated pursuant to Section 10(g) (other than as a result of Executive's failure to extend the Term), one hundred twenty (120) days after the date the Notice of Resignation is given or such shorter period as may be determined by the Company and (vii) if the Company or Executive provides notice of its or his intent not to extend the Term for any additional period as provided in Section 2(b), the expiration of the Term.

            (i) Company's Failure to Extend Term. In the event the Company provides notice of its intent not to extend the Term for any additional period as provided in Section 2(b) and the Executive is not then in violation of Section 14 hereof, the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination;
(ii) an amount equal to one hundred percent (100%) of the Executive's Base Salary at the then-current rate of Base Salary; (iii) to the extent applicable, an amount equal to the Pro Rata Bonus; (iv) in the event that the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, an additional severance amount equal to one hundred percent (100%) of the Pro Rata Bonus; and
(v) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to Section 9 above through the date one (1) year after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses (ii), (iv) and (v) above are hereafter referred to as the "Section 10(i) Severance Amount." All of the amounts described in clauses (i) and (iii) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided that any amount payable under clause (iii) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(i) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and
(y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(i) (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive's obligations pursuant to Section 14 hereof and (III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(i) Severance Amount upon any breach of such agreement; provided, however, that any Section 10(i) Severance Amount payable under Section 10(i)(iv) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payments, if any. Additionally, in the event that the Executive's employment is terminated under this Section 10(i), all of the Executive's options to purchase shares of capital stock of the Company which are unvested as of the expiration of the Term but otherwise scheduled to vest on the first vesting date scheduled to occur following the expiration of the Term, shall immediately vest and become exercisable upon the expiration of the Term and all remaining unvested options shall terminate as of such date. In the event the Executive's employment is terminated pursuant to this Section 10(i), all of Executive's options to purchase capital stock of the Company that are vested as of the expiration of the Term (other than the Rollover Option) or become vested pursuant to the immediately preceding sentence may be exercised by the Executive at any time within one (1) year following the expiration of the Term and shall then terminate; provided, however, that in the event the Executive is entitled to receive a payment with respect to the Pro Rata Bonus, all of such vested options may be exercised by the Executive within two (2) years following the Date of Termination and shall then terminate.

      11.   Excise Tax.

            (a) The parties hereto agree to reasonably cooperate with each other to minimize any taxes that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") which may include, at the Executive's election, the Executive waiving a portion of his payment unless approved by the shareholders. Notwithstanding the foregoing, whether or not the Executive becomes entitled to any payments hereunder, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment pursuant to the terms of this Agreement or the Company's Stock Option Plans (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

            (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (I) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, and (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 11), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined, in accordance with the procedures set forth in Section 11(d) below, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment, the matter shall be determined in accordance with the procedures set forth in Section 11(d) below. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

            (d) Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Executive shall not, unless otherwise required by the Internal Revenue Service, pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive shall:

                  (1) give the Company any information reasonably requested by the Company relating to such claim;

                  (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;

                  (3) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any additional Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses, without, however, any duplication of the previously paid Gross-Up Payments. Without limiting the foregoing provisions of this paragraph, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any additional Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, without, however, any duplication of the previously paid Gross-Up Payments; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case maybe, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (e) The payments provided in this Section 11 shall be made not later than the fifth (5th) day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of this Section 11); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, in accordance with this Section 11, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section l274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section l274(b)(2)(B) of the Code).

            (f) This Agreement and the equity awards described in Section 6 herein shall be approved by the stockholders of the Company in accordance with
Section 280G of the Code and Treas. Reg. 1.280G-1 Q/A-7 and if such approval is not obtained prior to the Effective Time, this Agreement shall become null and void on the Effective Time.

      12.   Representations.

            (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

            (b) The Executive represents and warrants that he is not a party to any agreement or instrument, which would prevent him from entering into or performing his duties in any way under this Agreement, and that this is a valid and binding agreement of the Executive enforceable against him in accordance with its terms.

      13. Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

      14.   Confidentiality; Non-Competition; Ownership of Works.

            (a) The Executive acknowledges that: (i) the Business is intensely competitive and that the Executive's employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to the Business, including, but not limited to, the identity of the Company's employees, physicians, payors or suppliers, the kinds of services provided by the Company, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective patients, physicians or payors, pricing information and other contractual terms, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, including clinical and financial systems, compliance programs and physician relation and retention programs, computer software applications and other programs, research data, personnel information and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 14 by the Executive or such information is readily discernible (the "Confidential Information"); (ii) the disclosure of any such Confidential Information may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 14 may constitute improper appropriation and/or use of such Confidential Information. The Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest in the Company. Accordingly, the Company and the Executive agree as follows:

            (b) For purposes of this Section 14, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by the Executive.

            (c) During the Executive's employment with the Company, and at all times after the termination of the Executive's employment by expiration of the Term or otherwise, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body, provided that the Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. The Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

            (d) For a period of two (2) years following the Executive's Date of Termination (or one (1) year following the expiration of the Term in the case of the Company's delivery of notice of its intent not to extend the Term for any additional period as provided in

Section 2(b)), whether upon expiration of the Term or otherwise, the Executive shall not engage in Competition, as defined below, with the Company or its subsidiaries within twenty-five (25) miles of the location of any hospital managed by the Company (or other facility managed by the Company from which in excess of five percent (5%) of the Company's annual revenues are derived) at the time of, or within six (6) months prior to, the Executive's Date of Termination or the expiration of the Term, as applicable (each, an "Affected Facility"), or in which, during the three (3) month period immediately prior to the Executive's Date of Termination or the expiration of the Term (as applicable), the Company had made substantial plans with the intention of establishing operations in such locality or region. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in any activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in significant activities relating to, the Business. Notwithstanding the foregoing, it shall not be a violation of this paragraph for the Executive to (ii) be a consultant to, or a director, officer, employee, or agent of, any entity engaged in the Business which has hospitals or other facilities within twenty-five (25) miles of any Affected Facility, so long as the Executive does not provide any services or advice to, or have any management supervision of, or responsibility for, any hospital or other facility located within twenty-five (25) miles of any Affected Facility; or (ii) become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. In the event that the Executive breaches the restrictions set forth in Section 14(d) following a termination pursuant to Section 10(e), 10(f) or 10(i), the Executive shall pay the Company "Liquidated Damages" (as hereinafter defined) within ten (10) days following any such breach. If Executive's employment is terminated pursuant to
Section 10(e), 10(f) or 10(i) and the Executive has repaid the full amount of the Liquidated Damages as provided pursuant to the immediately preceding sentence, the Company shall not be entitled to any remedy, including, without limitation, additional damages or injunctive relief, upon Executive's breach of
Section 14(d). "Liquidated Damages" shall mean the Section 10(e) Severance Amount, Section 10(f) Severance Amount or Section 10(i) Severance Amount received by the Executive, as the case may be.

            (e) For a period of two (2) years following the Executive's Date of Termination (or one (1) year following the expiration of the Term in the case of the Company's delivery of notice of its intent not to extend the Term for any additional period as provided in Section 2(b)), whether upon expiration of the Term or otherwise, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                  (i) solicit from any physician or physician group doing business with the Company as of the Executive's termination, business of the same or of a similar nature to the business of the Company with such physician or physician group;

                  (ii) solicit from any known potential physician group business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Executive's termination; or

                  (iii) recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive's employment and is employed by the Company at the time of such recruitment or solicitation.

            (f) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which relate to the actual or anticipated business, activities or research of the Company and either (i) are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, (ii) result from or are suggested by work performed by the executive for the Company or (iii) result, to any extent, from use of the Company's premises or property (all of which are collectively referred to in this Agreement as "Works"). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.

            (g) The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 14 may cause the Company irreparable injury. The Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

            (h) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

      15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

      16. Amendment or Modification Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      17. Expenses. Each party shall bear its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the resolution of any disputes hereunder; provided, however, that the Company shall pay the Executive's reasonable legal costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

      18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

                  To the Executive at:

                           4885 Harpeth-Peytonsville Road
                           Tompson Station, TN 37179

                  With copies to:

                           Waller Lansden Dortch & Davis
                           Nashville City Center
                           P.O. Box 198966
                           Nashville, TN 37219-8966
                           Attention:  Scott Rayson, Esquire

                  To the Company at:

                           IASIS Healthcare Corporation
                           113 Seaboard Lane
                           Suite A-200
                           Franklin, TN 37067
                           Attention:  General Counsel

                  With copies to Purchaser at:

                           IASIS Investment LLC
                           301 Commerce Street
                           Suite 3300
                           Fort Worth, TX  76102
                           Attention:  Richard A. Ekleberry, Esq.

                                    and

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY  10006
                           Attention:  Robert J. Raymond, Esquire

            Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or three business days after it is mailed.

      19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

      20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      21. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

      22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      23. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

      24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS)

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on May 4, 2004 to be effective as of the Effective Date.

                                           IASIS HEALTHCARE CORPORATION

                                           By: /s/ Frank A. Coyle
                                               --------------------------------
                                           Name: Frank A. Coyle
                                           Title: Secretary

                                           /s/ David R. White
                                           ------------------------------------
                                           David R. White